Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-210424

Issuer Free Writing Prospectus, dated June 5, 2017

ATMOS ENERGY CORPORATION

3.000% Senior Notes due 2027

4.125% Senior Notes due 2044

This Free Writing Prospectus relates only to the 3.000% Senior Notes due 2027 and 4.125% Senior Notes due 2044 of Atmos Energy Corporation and should be read together with the Preliminary Prospectus Supplement dated June 5, 2017 relating to the 3.000% Senior Notes due 2027 and 4.125% Senior Notes due 2044.

3.000% Senior Notes due 2027

Issuer:	Atmos Energy Corporation

Expected Ratings (Moody’s/S&P)*:	A2 (Stable) / A (Stable)

Security Description:	Senior Unsecured Notes

Principal Amount:	$500,000,000

Maturity Date:	June 15, 2027

Trade Date:	June 5, 2017

Settlement Date (T+3):	June 8, 2017

Interest Payment Dates:	Semi-annually in arrears on June 15 and December 15, beginning December 15, 2017

Coupon:	3.000%

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Price /Yield:	101-23 / 2.182%

Spread to Benchmark Treasury:	+85 basis points

Yield to Maturity:	3.032%

Public Offering Price:	99.725% of principal amount plus accrued interest from the Settlement Date

Net Proceeds (Before Expenses) to Issuer:	$495,375,000 (99.075%)

Optional Redemption Provisions:	The Notes may be redeemed, at the option of Atmos Energy Corporation, at any time in whole or from time to time in part. Prior to March 15, 2027, the redemption price will be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted, on a semi-annual basis, at the make-whole call, plus, in each case, accrued interest to the date of redemption. At any time on or after March 15, 2027, the redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

Make-Whole Call:	Make whole call at T+15 basis points

CUSIP/ISIN:	049560 AN5 / US049560AN51

Joint Book-Running Managers:	BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Mizuho Securities USA LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC CIBC World Markets Corp. Regions Securities LLC TD Securities (USA) LLC

4.125% Senior Notes due 2044

Issuer:	Atmos Energy Corporation

Ratings (Moody’s /S&P)*:	A2 (Stable) / A (Stable)

Security Description:	Senior Unsecured Notes

Principal Amount:	$250,000,000 (for an aggregate outstanding principal amount of $750,000,000, together with the $500,000,000 principal amount of the 4.125% Senior Notes due 2044 originally issued on October 15, 2014)

Maturity Date:	October 15, 2044

Trade Date:	June 5, 2017

Settlement Date (T+3):	June 8, 2017

Interest Payment Dates:	Semi-annually in arrears on April 15 and October 15, beginning October 15, 2017. The interest payment on October 15, 2017 will include accrued interest from, and including, April 15, 2017.

Coupon:	4.125%

Benchmark Treasury:	3.000% due February 15, 2047

Benchmark Treasury Price /Yield:	103-06+ / 2.839%

Spread to Benchmark Treasury:	+105 basis points

Re-Offer Yield:	3.889%

Public Offering Price:	103.907%, plus accrued interest from April 15, 2017

Accrued Interest Payable to Issuer:	$1,518,229.17 accrued from, and including, April 15, 2017 to but excluding anticipated date of settlement, June 8, 2017

Net Proceeds (Before Expenses and Accrued Interest) to Issuer:	$257,580,000 (103.032%)

Optional Redemption Provisions:	The 2044 Notes may be redeemed, at the option of Atmos Energy Corporation, at any time in whole or from time to time in part. Prior to April 15, 2044, the redemption price will be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2044 Notes to be redeemed discounted, on a semi-annual basis, at the make-whole call, plus, in each case, accrued interest to the date of redemption. At any time on or after April 15, 2044, the redemption price will be equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to the redemption date.

Make-Whole Call:	Make whole call at T+15 basis points

CUSIP/ISIN:	049560 AM7 / US049560AM78

Joint Book-Running Managers:	BNP Paribas Securities Corp. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Mizuho Securities USA LLC MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC CIBC World Markets Corp. Regions Securities LLC TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Atmos Energy Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Atmos Energy Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas Securities Corp. at 1-800-854-5674, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, J.P. Morgan Securities LLC at 1-212-834-4533 or Wells Fargo Securities, LLC at 1-800-645-3751.

4